UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 14, 2020

Albertsons Companies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39350	47-4376911
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Parkcenter Blvd.

Boise, Idaho 83706

(Address of principal executive office and zip code)

(208) 395-6200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value	ACI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 14, 2020, Albertsons Companies, Inc. (the “Company”) entered into a stock repurchase agreement (the “Stock Repurchase Agreement”) with Gabriel Assets, LLC (“Gabriel Assets” and, together with its affiliates, “Gabriel”) pursuant to which the Company has repurchased 6,837,970 shares of its Class A common stock (the “Shares”) held by Gabriel Assets at $12.00 per share (the “Repurchase”). The Repurchase was consummated on September 14, 2020.

The Repurchase represented an unanticipated opportunity for the Company to reacquire a significant block of shares of Class A common stock at a significant discount to market.

The Repurchase was funded with cash on hand from the Company’s balance sheet and is immediately accretive to earnings per share. The repurchased Shares will be held in treasury.

Gabriel is subject to a court-mandated wind-down. Bart M. Schwartz of Guidepost Partners LLC is the court-appointed receiver (the “Receiver”) with respect to Gabriel and has been directed to liquidate Gabriel’s assets.

Gabriel indirectly owned the Shares through investments in funds and accounts managed, directly or indirectly, by Cerberus Capital Management, L.P. and/or its affiliates (collectively, “Cerberus”). The Receiver maintained full discretion with respect to the purchase and/or sale of the Shares in accordance with the investment management agreements between Cerberus and Gabriel. Accordingly, the decision to enter into the Stock Repurchase Agreement was made independently by the Receiver, and not by Cerberus. In order for Gabriel to consummate the Repurchase, the Receiver directed Cerberus to distribute the Shares to Gabriel. As a result of that distribution, Gabriel is no longer a partner or member in any Cerberus entity that owns shares of the Company’s Class A common stock.

The price per Share for the Repurchase was agreed to between the Company and the Receiver (on behalf of Gabriel). In establishing the price, the parties took into account, among many other factors that they each deemed relevant, an applicable discount related to the selling restrictions that a third-party buyer would have had if such third-party buyer purchased the Shares, including the lock-up agreement, dated as of June 25, 2020, entered into in favor of the underwriters of the Company’s initial public offering (the “Underwriter Lock-Up”) and the long-term lock-up agreement, dated as of June 25, 2020, entered into by Cerberus and other holders in favor of the Company (the “Company Lock-Up”). Cerberus did not receive any compensation or other value in connection with the distribution of the Shares to Gabriel or the Repurchase.

Our sponsors, directors and officers party thereto remain subject to their respective Underwriter Lock-Up, and the terms of the Company Lock-Up remain unchanged.

The Stock Repurchase Agreement contains customary representations, warranties and covenants of the parties thereto. The foregoing description of the Stock Repurchase Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the document attached hereto as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed herewith:

Exhibit No.	Description

10.1	Share Repurchase Agreement, dated as of September 14, 2020, by and between Albertsons Companies, Inc. and Gabriel Assets, LLC.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Albertsons Companies, Inc. (Registrant)

Dated: September 15, 2020	By:	/s/ Juliette W. Pryor
	Name:	Juliette W. Pryor
	Title:	Executive Vice President, General Counsel and Secretary